Exhibit 99.2

Q3-2003 Earnings Conference Call Transcript

October 23, 2003

1:30 pm Pacific Time

Operator:	My name is Stacy and I will be your conference facilitator today. At this time I would like to welcome everyone to Autobytel’s earnings conference call for the third quarter of the fiscal year 2003. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

I will now turn the call over to Mr. Hoshi Printer, Chief Financial Officer of Autobytel. Sir, you may begin your conference.

Hoshi Printer:	Thank you Stacy. Good afternoon and thank you for joining us today to discuss Autobytel’s earnings for the third quarter of fiscal year 2003. With me is Jeffery Schwartz, President and CEO of Autobytel. We will begin with highlights of the quarter and a review of the financials. Jeffery will discuss the business and then we will open up the call for questions.

Today’s conference call including the question and answer period, projections, or other forward-looking statements regarding future events and the future financial performance of the company are covered by the safe harbor statement contained in today’s press release. We would like to caution you that actual events or results may differ materially from those forward-looking statements.

We refer you to documents the company has filed with the SEC including the Form 10-K for the year ended December 31, 2002 and the Form 10-Qs filed to date. These documents identify the principal factors that could cause results to differ materially from those forward-looking statements.

With that, I’d like to turn the call over to Jeffery.

Jeffery Schwartz:	Thank you Hoshi and welcome to Autobytel’s third quarter conference call. I’m pleased to report continued progress in the financial performance of the company.

Today we report Q3 revenue of $23 million and net income of $1.7 million or 4 cents per share. During the quarter, revenue increased 6% sequentially and net income increased 48% sequentially.

Said differently, we grew the business $1.3 million quarter to quarter and 41% of this increase or $550,000 flowed through to the bottom line. These results further demonstrate the unique leverage and financial benefits of our business model.

We closed the quarter with $59 million of cash on hand and no debt. We generated over $3 million in cash from operations and added about $4 million in cash through stock option redemptions and a return of capital from Europe, bringing total cash generation during the quarter to over $7 million. The continued cash productivity of the business remains a high point.

Hoshi will review the financials in greater detail but before he does, I would like to review a few key operational highlights and set the stage for some later comments regarding the overall market environment.

Operationally we made some very important strides during the quarter. For the first time in two years, we added program dealers on a net basis as our churn rate lowered sequentially from 13% in Q2 to 8% in Q3, its lowest point in two years. We believe that Q3 represents the crossover point in our core business.

For the past two years our strategy has been focused on making each customer relationship profitable. During that time average revenue per purchase request has gone from $16 to $24 and gross profit per request has gone from $9 to $16.

We have spent considerable time and resources to support this pricing in the marketplace by investing in sales, support, technology, and product quality. Our strategy is paying off. We now have all the pieces in place to grow the core business profitably and we believe that this will contribute to our financial and operating results moving forward.

Our other product lines remain healthy contributors to the results we are reporting today. Year over year advertising is up 38%, our enterprise business is up 81%, and our CRM business has more than tripled. These products today represent about 25% of revenue and we believe their growth prospects are quite significant.

In terms of the overall market environment, things continue to look strong. According to the recently released J.D. Powers study, consumers are adopting the automotive Internet in record numbers. A full 10% of all car sales are now initiated online and 21% of car buyers said that the Internet impacted their choice of dealers, up from 14% in 2002.

Today almost half of all make and model decisions are impacted by information found on the Internet, up from 40% a year ago and 78% of all car buyers under the age of 40 research automotive information online.

I will review the recent findings in greater detail but suffice it to say that the market trends we have been monitoring for some time are beginning to accelerate, driven by increased online tenure, the generational effects of younger more web savvy car buyers replacing older buyers, and increased Internet adoption.

After Hoshi reviews the financials I will discuss these and other trends in the business. Hoshi.

Hoshi Printer:	Thank you Jeffery. We are pleased to report that this was our fourth consecutive quarter of increasing net income and the fifth consecutive quarter of cash generation. Net income increased to $1.7 million or 4 cents a share, a sequential increase of 48%. This also represents a net margin of 7% this quarter versus 5% in Q2 and 4% in Q1.

Cash generation from operations was $3.3 million consistent with the indication we gave you in the last earnings call.

Let me begin the financial discussion with cash. We started the third quarter with $51.7 million in cash, generated $7.2 million, and ended the quarter with a balance of $58.9 million. Of the $7.2 million, $3.3 million came from operations, a 45% increase compared to $2.3 million in Q2.

We received $2.2 million of cash as a partial return of the company’s investment in the European operations. We may see additional cash from the European operations at some future date.

Because of the increase in the stock price the options exercised by current and former employees generated another $2.3 million in cash compared to very nominal amounts in prior quarters.

And finally, we used $600,000 in capital expenditures compared to relatively nominal amounts this year.

In the last conference call I indicated that we expected a fully diluted share count to be about 39.5 million. Because of the movement in the stock price that number was 40.9 million for Q3. Our best guidance at this time is to use $42.2 million for the next two quarters for modeling EPS.

Revenues for the quarter were $23 million, a 6% sequential increase from $21.7 million in Q2 and the highest revenue in the history of the company.

Consistent with the second quarter earnings call I will discuss the revenue in four areas—lead referrals, advertising, CRM, and data products and services. Let me begin with lead referrals which comprised about 68% of the total revenues in Q3.

During the quarter, revenue from lead referral business increased from $15.5 million in Q2 to $15.7 million in Q3. In the third quarter there were 19.1 million visitors to our sites versus 19.9 million in Q2 and about 1.1 million consumers submitted their purchase requests to us. About 20% of the requests were eliminated as a result of our quality control process.

Another 74,000 requests could not be fulfilled because we did not have a dealer in that area. This was an improvement over the 77,000 unfulfilled requests in the second quarter as we increased our dealer relationships.

As a result, we sent 763,000 requests to the dealers, a 4% decline versus Q2. Jeffery will explain the reasons for the decline but we believe it was primarily because of model year changeover occurring in late August and September.

Of these 763,000 requests, 72% or 547,000 were sent to the retail channel. The remaining 216,000 requests were sent to OEMs or to major dealer groups such as Auto Nation.

Let me now discuss the metrics on the purchase requests that we sent to the retail network. The revenue per request increased by about $1 or 4% sequentially from $23.50 to $24.50. The average monthly dealer fees remained the same at $888 versus Q2 because the higher revenue per lead was offset by lower volume of purchase requests.

From a profitability standpoint we are pleased that the gross margin for purchase requests increased sequentially by 8% to $16.45 in Q3 versus $15.15 in Q2.

In the last call I mentioned that we are realigning the sales force and expanding it so we could have far more frequent contacts with the dealers. We added about 25 new salespeople and the realignment has proceeded very smoothly.

The additions to the sales force coupled with quality and several other initiatives we have instituted over the last 12 months resulted in the most significant achievement in the program fee area. Namely that the program dealer relationship count turned positive for the first time in two years and we added a net of 89 dealer relationships.

Concurrently, the program dealer churn rate for the third quarter was at 8%, the lowest in the last two years. The quarterly churn rate in fiscal year 2002 was about 15% and in prior calls we have outlined our intent to cut that churn rate in half. As the Q3 results indicate, we have made substantial progress in that direction.

Our near term forecast is that we should continue to add program dealer relationships on a net basis. The 15,700 enterprise sales relationships that we have continue to be strong with a high degree of satisfaction with the quality of the purchase requests that we send them.

Turning to web site advertising which comprised 12% of total revenues in Q3. The 4% decline in purchase requests also caused a reduction in volume of page views available to the OEMs resulting in a revenue decline from $3 million in Q2 to $2.8 million in Q3.

The third area of revenue is CRM tools and services which includes RPM and AVV products. CRM revenues now comprise 14% of the business. We acquired AVV in June so that Q3 includes a full quarter of AVV revenues. The total CRM revenue registered growth of 53% from $2.1 million in Q2 to $3.2 million in Q3 and 10% growth on a pro forma basis.

The AVV portion of the revenue increased by 11% sequentially. RPM revenue continues to increase and grew sequentially by 23% in line with our indications to you. It is expected to grow between 15% and 20% in Q4. We added a net of 57 RPM dealers so that at the end of third quarter we had 337 dealers.

The balance of the revenue of about 6% came from data services and other products. This revenue stream increased 30% sequentially from $1.1 million in Q2 to $1.4 million in Q3. The principal reason is that we have regained the momentum in AIC after its relocation to Irvine.

Now turning to expenses—overall expenses including depreciation and amortization increased from $20.7 million in Q2 to $21.5 million in Q3, reflecting the full quarter of AVV expenses, completion of the AIC relocation from Massachusetts to Irvine, and partial costs of sales re-alignment.

We expect that Q4 expenses could be 1% to 2% higher than in Q3. Regarding the headcount, we added a net of 17 people during the quarter, increasing the sales force, reducing overhead in AIC, and ended the quarter at 334. The rationalization of AVV and Irvine work forces started in the third quarter to migrate capabilities and competencies at the appropriate locations.

Now to capital expenditures—in the last earnings call I indicated that we expect to spend about $1.1 million in the second half, much of it for AVV integration. In Q3 cap ex was $600,000, which was about $100,000 in Q2 and in line with prior guidance. We expect to spend about $500,000 in Q4 as we continue the integration.

Depreciation and amortization increased from $620,000 in Q2 to $672,000 in Q3. We expect that D&A will be in the $750,000 range going forward. DSO decreased from 35 days in Q2 to 33 days in Q3, well within the range of acceptable DSO levels.

In summary, I would like to reiterate and update the second half 2003 guidance that we provided last quarter which was (a) exit the fiscal year 2003 at a $95 million revenue run rate; (b) second half net income is expected to increase over 75% versus the first half which is an increase from prior guidance; and (c) the net cash provided by operations is expected to increase in the second half of the year compared to the first half.

For 2004 we will provide further guidance at the next quarter’s call. In the meantime we want to give you an indication of the leverage in the business model. The net margin in the third quarter was 7% and management’s goal is to double the margin as we move forward into the next year.

and update you on the business strategy. Jeffery.

Jeffery Schwartz:	Thank you Hoshi. As you can see, we continue to make quarterly progress in the financial performance of the business. This is our fifth consecutive quarter of positive cash flow and our fourth consecutive quarter of delivering increased net income. So we are pleased with the consistency of our results and the unique leverage in the business. The market is developing and our operations are clearly improving.

Let me briefly reinforce a few key trends during the quarter. In our core business we continued to see pricing and margin expansion as our quality, sales and support initiatives took hold.

During the quarter revenue per purchase request increased sequentially 4% and gross profit per request increased sequentially 9%. Our dealer sales close rate remained strong in the 17% range and we feel that we’re delivering additional value to our customers through increased sales and support.

As automotive Internet adoption takes hold, we see additional pricing opportunity in the marketplace. As a reminder, cost per sale using Autobytel is still tracking below $150, less than 1/3 what a dealer spends on radio, press and television to sell a car. So as marketing dollars are reallocated, our product continues to be an attractive alternative to traditional medium.

During the quarter we added program dealers on a net basis. We added 500 program dealer relationships and 40% were returning customers. This reinforces my belief that when dealers are making assessments about their marketing partners, they will keep coming back to doing business with Autobytel.

Our quarterly churn rate which came in at 8% is a 40% improvement from last quarter. We expect to be able to sustain and improve on this performance going forward.

We continue to make progress on the used car side of the business and remain on track to double this area over the next four quarters. The market opportunity in this category is significant with over 40 million used cars sold each year.

We believe that we have some key competitive advantages in addressing this market opportunity including low cost per sale, dealer and consumer ease of use, a large install base of dealers, a highly regarded brand at automotive retail, and a proven sales model.

During the quarter we experienced some seasonality in the automotive Internet with purchase requests down sequentially 4%. We have seen this trend in the past seven years of the business. Some consumers defer purchases as the new model year approaches and specific to the Internet, many new model year vehicles are not yet available online as manufacturers embargo their data from publication.

In the month of September for example, we had over 7 million unique visitors to our sites, second only to eBay, but our shop to buy conversion rate decreased because certain new models were not yet available online. We believe that this trend will reverse itself during the fourth quarter.

The same trend had an effect on advertising with revenue down about $200,000. Our CPMs, however, remain strong in the $37 range. We remain quite optimistic about this area of the business as we move into 2004 and beyond especially in light of recent studies showing that the Internet now has a stronger influence on consumer vehicle choices than both television and newspaper classifieds.

Our CRM business continued its progress during the quarter, growing at over 50% sequentially. In the AVV business, our sales force is having success expanding into existing Autobytel accounts which also is increasing customer stickiness in our core business.

We added about 125 dealers net in this area during the quarter. In terms of product mix, we are having increasing sales success with our higher CRM packages. The progress we made during the integration of AVV has improved the performance of the application, allowing us to increase sales in these higher end, more lucrative areas.

In the RPM business we remain focused and are methodically adding accounts. This business is growing over 20% sequentially which is great but we believe that even more growth can occur with increased OEM and dealer group adoption. We are focused on and optimistic about this upside opportunity.

Our data and applications business also had a good quarter, scoring wins with Ford and Lincoln Mercury and key customer renewals and expansions with the likes of Daimler Chrysler, Mazda, Nissan, and Honda.

We are pleased with the steady improvement we are making in each area of the business and remain encouraged by the overall market opportunity which is beginning to develop at a more rapid rate. You see the early signs of this development in the results we are reporting today and it has recently been further confirmed by a series of reports from industry analysts.

According to a recent study, today the Internet influences 50% of all make model decisions, up from 40% last year, and 21% of all dealer selection decisions, up from 14% last year. Clearly more buyers are moving deeper through the purchase process while still online and the Internet is influencing their product, price, and place decisions accordingly.

There are clear trends in this data that augur well for the future of the market opportunity generally and the Autobytel business in particular. For example, 78% of new vehicle buyers under the age of 40 are automotive Internet users versus the over 60 cohort which runs exactly half of that or 39%.

And because Internet usage rates are highly correlated with age and online tenure, the rates of new vehicle buyers having access to the Internet, being automotive Internet users, and basing vehicle purchase decisions on Internet data will not only increase over time but will also increase because of time.

Notably, this year the Internet has surpassed newspaper classifieds as the source of information consumers use to locate the dealer from which they purchase. This crossover point has been anticipated and is only reinforced by a recent Cap Gemini study that measured the impact different media had on automotive purchase decisions.

Even though automotive manufacturers spend over $16 billion on television each year representing roughly 12% of total network advertising and 20% of the spot market, television influenced only 17% of car buying decisions while the Internet influenced 26%.

This led the study to conclude, “We think that manufacturers and their dealers are wasting money on broad based TV advertising instead of a direct marketing approach.”

So the headline here is that the world is slowly turning our way. With 2% of total automotive marketing dollars spent online, we have a lot of upside from this point forward. I will remind you that many analysts believe this market will be a $2 billion opportunity in three to five years, outpacing both online travel and financial services.

We continue to believe that we are uniquely positioned to benefit from these accelerating market trends. For millions of consumers, Autobytel remains the number one automotive buying site, their destination of choice to help them research and buy their car, eliminate hassle, and save money.

For thousands of dealers, Autobytel is a trusted marketing partner, delivering a compelling cost per sale and easy to use tools to effectively manage their marketing programs. And for nearly every automotive manufacturer Autobytel is the place where they can connect with consumers at that golden moment when they’re deciding which car or truck to buy.

Our competitive advantages which include a strong consumer and automotive retail brand, best in class automotive content, dealer distribution and reach, and supporting CRM applications, uniquely position us for the growth that will come to this market.

We have spent eight years and several hundred million dollars to develop our position in this business. The advantages of being the first entrant and the market leader are reinforced to me as others struggle with the complexities of creating a growing and profitable business in this area.

Last quarter Autobytel generated over $3.3 billion in gross market sales for our customers. That level of influence and productivity is not easily replicated.

One quick note about acquisitions—I have told you in the past that we remain focused on making prudent acquisitions to extend our market share and reach across the automotive marketing landscape.

We believe that there are a number of very attractive acquisition opportunities in the current market environment and we continue to vigilantly pursue a disciplined evaluation of each of those opportunities.

As we have said before, we remain committed to pursuing strategic and financially accretive transactions.

Overall I feel great about the quarter and optimistic that next year will be one of continued revenue and earnings growth for the company. I thank you for your support and look forward to answering any questions you might have. Operator, we can now open the lines for questions.

Operator:	At this time I would like to remind everyone in order to ask a question please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Mike Crawford of B. Riley & Company.

Mike Crawford:	Jeff, at our New York office in August you had some slides about operating leverage and I think the numbers that you were showing there are a little bit higher than what you’re guiding to now in ‘04. Did I hear Hoshi right saying that you’re trying – you think that you can get what is it, net income margin from 7% to 14% next year?

Jeffery Schwartz:	Yeah, I think we’re directionally talking about, you know, this is not formal guidance. I think we’ll come out more formally in January Mike, but we think that we can double net income margin next year which I think is consistent with the presentation that we gave you as well.

Mike Crawford:	And then could you just put it in more plain English regarding the Q4 guidance instead of jumping through some puzzle on what exiting and the 95 million rate for the second, you know, just fourth quarter? What does that translate to, that kind of jumbled guidance this year?

Hoshi Printer:	Yeah, Mike this is Hoshi. I’ll try and unjumble it for you. What we are saying is that Q4 will be about $23-1/2 – to between $23-1/2 million to $24 million. That’s what we are looking at when you look at $95 million exit run rate. That’s what we are talking about.

Mike Crawford:	Okay, great. And then the RPM dealers, it looks like you’re churning about 4% of those already. Is that true, because I think you had some 290 something the…

Hoshi Printer:	We went from 280 to 337, so we added 57 dealers. We had 280 at the end of Q2 and 337 at the end of Q3.

Mike Crawford:	Okay, I guess I got 292 – I guess that was wrong. It was 280, okay. And what was the AVV revenue during this quarter and did that all show up in other?

Hoshi Printer:	No. Two different questions. First of all we have not broken out AVV revenue but I did give you a sense of what the AVV revenue and sequential increase was on a pro forma basis if you considered Q2, full Q2 for AVV it was 11% increase. But to just give you a sense, it is approximately $1-1/2 million to $2 million a quarter.

Mike Crawford:	And where did that show up?

Hoshi Printer:	It shows up in three buckets. It shows up in program fees, it shows up in enterprise, and it shows up in other because it depends on where the AVV products are placed.

Mike Crawford:	Okay, thank you.

Jeffrey Schwartz and Hoshi Printer: Thanks Mike.

Operator:	Your next question comes from Justin Martos of WPG Farber.

Justin Martos:	First question, on the revenues, the seasonality of the program fees you mentioned that purchase request on the average I guess you generated less going into the September quarter. What does it look like the average is going into the fourth quarter? Like what’s the sequential increase?

Jeffery Schwartz:	Justin, this is Jeffery. The, you know, we looked at the seven years of the previous business and for the last seven years, August and September have been down anywhere between 5% and 14%. And if you look at the average of the fourth quarter over the last seven years it’s typically up about 5%.

Justin Martos:	And so – go ahead.

Jeffery Schwartz:	Yeah, and so just to explain the phenomenon that happens is that as the model years change over, Justin, the manufacturers – we collect automotive price and spec data from 47 manufacturers. And about 40% of those manufacturers embargo their data and they do that for a number of reasons.

First, they want the ‘04 models to arrive in the showroom. And second, they don’t want to – they want to incent people to buy the ‘03s.

So what happens in the automotive Internet during those two months typically is that they – the business comes down a bit and then as the data becomes readily available the business starts to track in October and November. And we already see that in October. The business is coming back.

Justin Martos:	So you’ve already seen the sort of seasonality trend back up for October?

Jeffery Schwartz:	Yes.

Justin Martos:	And so that would be a positive for advertising as well?

Jeffery Schwartz:	Yes, I think it should be. Because the way the advertising business runs is that the most valuable pages for the automotive manufacturers are the highly targeted configuration pages, the make model pages, and as you generate fewer purchase requests you generate fewer configuration make model pages and as a result, you know, you get less in advertising.

Justin Martos:	And then on the enterprise sales, how much do you expect that to sort of sequentially increase? I mean, is there some traction that you know that you guys are starting to see a little bit more or is that going to accelerate, or how do you view that line item?

Hoshi Printer:	Justin, this is Hoshi. Q4 we definitely see an increase, sequential increase. It may not be as high as it was in Q3 versus Q2 but certainly that will be an increase in Q4 versus Q3.

Justin Martos:	Okay and then finally, when do you expect the sales force guys to really take traction? Do you think it’s more of a December event or have they already been able to sort of show results early on?

Jeffery Schwartz:	I think they’re already showing results. I mean, their first few months out there have been incredibly impressive to me. And we have them back in the office for more training, and as they get more training on more of the products they, you know, they’re going to be able to sell more of the products.

So I think it should pick up throughout the fourth quarter and really by the time we begin the first quarter next year we should have full traction.

Justin Martos:	Thank you.

Hoshi Printer:	You’re welcome.

Operator:	Your next question comes from Andrew Lahde of Roth Capital.

Andrew Lahde:	Hi guys.

Jeffery Schwartz:	Hey Andrew, how are you?

Andrew Lahde:	Pretty good, how are you?

Jeffery Schwartz:	Doing well, thank you.

Andrew Lahde:	Just a few questions and I think you might have mentioned this in your comments but I didn’t get it. Ad revenue fell sequentially and actually you just touched on it saying that could have been from the lower visits I guess. But my question is where are CPMs and do you have any other explanation for ad revenue falling?

Jeffery Schwartz:	Yeah, no it’s – I’ll go through the explanation again Andrew. As we had fewer purchase requests during the quarter we generated fewer configuration pages.

Because – in order to generate a purchase request the consumer has to configure their car. So those deeply targeted make model pages are the pages with the highest CPM and they’re the most desirable to our advertising customers.

So we had 30,000 fewer purchase requests which meant that we generated fewer make model pages which as a result also brought CPMs down by about $1, $1.75 to about $38. So it’s sort of – they all work together Andrew.

Andrew Lahde:	Right. It seems like – it sounds like the price for the CPMs for those targeted models – or the targeted advertising is so much higher that the CPMs should have come down more.

Jeffery Schwartz:	Yeah, on a relative basis the make model pages as a percentage of total page views went from 53% to 49%. So that in essence is the pricing effect because the make model pages are the most highly valued pages.

So as the make model pages came down as a percentage of total page views then the CPM went from $39.84 to $37.96. And that’s just, you know,

something that we, I mean, we understand it and we think it’s a pattern that will change in the fourth quarter.

Andrew Lahde:	Okay, and did you say it’s 7 million uniques in the month of…

Jeffery Schwartz:	Yeah, 7.1 million in the month of September.

Andrew Lahde:	Okay, so that’s second only to Amazon?

Jeffery Schwartz:	Yeah, in terms of total traffic. The number one automotive buying site overall but in terms of total automotive traffic, second to eBay.

Andrew Lahde:	eBay, oh okay – I’m sorry.

Jeffery Schwartz:	Yeah, I’m sorry.

Andrew Lahde:	And do you happen to have trend in month – or I guess quarterly car sales would be better. Could you just talk about that?

Jeffery Schwartz:	Yeah I do. The seasonally adjusted annual rate of sales in Q3 was 17.7 million as compared to last year third quarter was 17.6 million, so roughly flat.

Andrew Lahde:	That’s all I have for now. Thank you.

Jeffery Schwartz:	Thank you Andrew.

Hoshi Printer:	Thanks Andrew.

Operator:	Your next question comes from Richard Fetyko of Kaufman Brothers.

Richard Fetyko:	Hey guys.

Jeffery Schwartz:	Hey Richard, how are you?

Richard Fetyko:	Good. Just a couple of housekeeping questions. First, I missed the number of purchase requests that you scrubbed out of the system in the third quarter.

Hoshi Printer:	Yeah, okay. This is Hoshi so let me give you that number here. We scrubbed out about 20% of the requests so we scrubbed out about 200,000.

Richard Fetyko:	And then unfulfilled were…

Hoshi Printer:	Unfulfilled was 74,000.

Richard Fetyko:	So it was slightly down from the second quarter?

Jeffery Schwartz:	Slightly improved.

Hoshi Printer:	Slightly up, slight improvement.

Richard Fetyko:	Right.

Jeffery Schwartz:	And that improvement in monetization is just simply a function of the fact that we’re now adding dealers back to the program base.

Richard Fetyko:	We would expect that. But it’s starting to trend in the right direction. The number of purchase requests that you screened out though increased. Are you tightening the screws on the quality process in hopes of higher price per click and close rate?

Jeffery Schwartz:	Yeah, they’re all related. Our close rate went from 17% to 17-1/2% during the quarter. And our average revenue per purchase request went from $23.50 to basically $24.50. Basically what we did is we launched a new level of scrubbing during the quarter which is a live call center and that was able to pick out some bad requests as well. So it’s consistent with the previous efforts to drive close rates and drive pricing and margin.

Richard Fetyko:	Gotcha. I was also wondering if you could sort of go over the seasonality, you know, throughout the year. It might be a good time to revisit that. What-how does it usually trend in the fourth quarter and first quarter, second quarter, and so on.

Jeffery Schwartz:	Okay, I’ll review it at a high level. The seasonally weak quarter in the automotive marketing world is the third quarter. It picks up in October and November and then is seasonally weak between Thanksgiving and December. And then it really grows steadily from January to July.

So you can see I think pretty steady growth January to July, August and September tail off and then October and November build back.

Richard Fetyko:	Very good. Also the churn attrition, congrats on that. I think that’s a major milestone for you guys. What should we expect in terms of, you know, the additions? I mean you added about 80 or so I think in the quarter. How many sales people do you have right now working on sort of adding new dealers to the program?

Jeffery Schwartz:	We have about 45 in the field and about another 20-25 in sales and support inside Richard. I think it’s a huge accomplishment for us. You know, we’ve been working on this for two years and really focused—as I said pricing and margin and making sure that each customer relationship is profitable. So huge milestone for us to add about 100 dealers.

The answer to your question is we expect to improve on that with each successive quarter. You know, the expectation is that we can keep the churn rate where it is or even decrease it over time. But, you know, the expectation is that we can go, you know, 100, 200, something of that nature.

Richard Fetyko:	And of the dealers that continue to churn off, what’s the primary reason? Is there sort of an exit interview given in terms of what are the reasons that they are leaving?

Jeffery Schwartz:	Yeah we do. Yeah, it’s pretty consistent. It has been for a long time. A third of them are what we call buy-sell meaning that the franchise is bought or sold or simply goes away. And a third of them cite process issues and staffing issues and budget issues inside their own operation. And then a third of them characterize the program as not having a return on investment.

And of course the latter two are confounded, right, because as – if they don’t have a process or technology in place then their ROI on the program is not going to be effective.

So that’s a pretty stable bucketing of the reasons for cancellation Richard.

Richard Fetyko:	Got it. Thank you very much.

Operator:	Again, if you would like to ask a question please press star then the number 1 on your telephone keypad.

Your next question comes from Frank Gristina of Avondale Partners.

Frank Gristina:	Thanks guys. Nice quarter continuing the revenue growth and especially congratulations on adding program dealers or net program dealers.

Jeffery Schwartz:	Thanks Frank.

Frank Gristina:	Could you—you talked a little bit about the sales force. Could you maybe explain, you know, where these sales people came from? Are they software, are they automotive, maybe give an average sort of experience in sales. And then maybe how much time they’ve—how long they’ve been with Autobytel so we can get an idea of where they are in their learning curve.

And then also if you could, just expand a little bit on your recent announcement with Ford. I know that was one of the makes that you did empower with AIC. And where did that leave you to go because by my count you have most the makes and models. You own their web sites at least in North America in terms of comparative engines. Thanks.

Jeffery Schwartz:	Yeah, thanks for the question Frank. The first question about the experience of the sales people, the senior sales—most senior sales people in the market, average sales experience I would say is 10 to 15 years. Most have high level automotive experience or high level software sales experience. Those groups of people are managing our top tier accounts.

The second group is the account management group. There’s about 25 of those folks. They have obviously less experience in the three to five year range, very Internet savvy group of people, some automotive experience, some software sales, and some just traditional sales experience.

But the real qualification or requirement to be successful there is just being aggressive and tenacious and getting in to see the customer accounts. The folks inside, the sales folks inside have typically three to five years of telephone type sales experience.

And I’ll tell you that group has done just an absolutely terrific job for us. They have been up and running for about three or four months now and they continue to impress and surprise me so they’re doing a great job.

As regards to the Ford announcement, we’re very happy about it. I think you’ll see us continue to make some announcements with some major OEM accounts.

The opportunity Frank is to continue to expand those relationships where we might be doing the competitive comparison module to get that business globally, to get that business in the Spanish language in the U.S. site, to get the configuration business, to continue to license some data, to expand and do additional marketing programs.

So there’s really an unlimited amount of opportunity with these accounts and it’s just understanding their needs and making sure we have the products to service them.

Frank Gristina:	Okay, could I ask one more question regarding the success with the program dealers? Is there something different about the product from say a year ago, or the price, are you doing shorter contracts? Are you doing kind of per lead deals as opposed to subscriptions?

Jeffery Schwartz:	Yeah no, we’re—actually it’s quite the contraire. We’re actually booking all of our deals now into six month or year contracts. So today probably 60% to 75% of our new accounts are coming onto the six month contracts. And last year at this time we were signing them up in essence with 30 day contracts.

So really Frank, it’s quality. I mean, the quality has been hugely improved. We have a much more visible and effective sales force and support organization, touching the dealers and making sure they’re effective.

And I can’t underestimate the importance of AVV and making sure that we’re getting those tools in the hands of our dealers. I mean, that is the difference in many cases between a dealer becoming successful and not having success— having that sales automation tool.

And now that we have the best tool in the industry, being able to get our dealers on that program is really going to pay huge dividends moving forward.

Frank Gristina:	Thanks guys.

Operator:	At this time there are no further questions. Gentlemen, are there any closing remarks?

Jeffery Schwartz:	No, thank you for attending. We’ll speak with you soon. Bye-bye.

Hoshi Printer:	Thank you very much.

Operator:	This concludes today’s Autobytel’s earnings conference call for the third quarter of the fiscal year 2003. You may now disconnect.